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                                                                    Exhibit 99.1


Contact:             Investor Relations                  Media Relations
                     John Beneke                         Jeanmarie McFadden
                     212-762-7282                        212-762-7842





                      MORGAN STANLEY DEAN WITTER ANNOUNCES
                     QUARTERLY NET INCOME OF $970 MILLION;
                           EARNINGS PER SHARE UP 63%

NEW YORK, September 22, 1999 -- Morgan Stanley Dean Witter & Co. (NYSE:MWD) today reported net income of $970 million for the quarter ended August 31, 1999 -- a 55 percent increase from $626 million in last year's third quarter. Diluted earnings per share were $1.65 -- up 63 percent from $1.01 a year ago.

Third quarter net revenues (total revenues less interest expense and the provision for loan losses) increased to $5.3 billion -- 39 percent higher than last year's third quarter. The annualized return on average common equity for the third quarter was 25.9 percent.

Philip J. Purcell, Chairman, and John J. Mack, President, said in a joint statement, "Morgan Stanley Dean Witter had another excellent quarter. We continued to benefit from the diversity of our revenue streams and strong global presence, with record revenues in investment banking and impressive quarters in our private client group and worldwide equity. Our securities business has done particularly well in the active European markets and has maintained a leadership position in markets throughout the world. We are also pleased with the renewed growth of our Discover Card franchise."

In the first nine months of fiscal 1999, net income was $3,158 million, 46 percent higher than $2,169 million a year ago./1/ Nine-month diluted earnings per share were $5.35, up 54 percent from last year's $3.47 and net revenues rose 31 percent to $16.4 billion over the

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/1/ All amounts for the nine-month period ended August 31, 1998 exclude a $117 million charge resulting from an accounting change. See Page F-1 of Financial Summary, Note 1.

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same period. The annualized return on average common equity was 28.9 percent for the first nine months of 1999.



SECURITIES

Securities net income for the third quarter increased to $633 million, up 43 percent from a year ago. This increase primarily reflects a strong quarter from the Company's institutional securities business.

 . Institutional securities third quarter results included records in investment banking and commodities and an outstanding quarter for equities. Internationally, the Company's European businesses made significant contributions to the quarter's results.

 . Investment banking's performance was driven by record revenues from mergers and acquisitions, combined with strong results in equity underwriting. For the first eight months of calendar 1999, the Company ranked second in announced global M&A transactions and worldwide equity and equity related underwriting, and maintained a strong leadership position in U.S. investment grade debt underwriting./2/

 . Institutional sales and trading also had an excellent quarter. Equities continued to benefit from high levels of customer activity and strong trading results in global markets. Commodities posted record revenues capitalizing on the quarter's rally in energy prices. Fixed income achieved solid results considering wider credit spreads and concerns over the possibility of higher inflation.

 . The private client group achieved strong quarterly revenues, driven primarily by increased sales of equities and fixed income securities, and higher revenues from the distribution of asset management products.

 .  The number of global financial advisors in the Company's private client group
   (including AB Asesores' financial advisors) rose to 12,309, an increase of 271 during the quarter and more than 1,500 over the last twelve months.
   Client assets rose to $529 billion -- $137 billion higher than a year ago.

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/2/ Source: Securities Data Corp. - January 1 to August 31, 1999.

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 .  At Discover Brokerage Direct, the Company's on-line brokerage service, new account growth more than doubled and trading volume increased 55% from the third quarter of 1998. DBD also continued to expand its client services through the introduction of extended hours trading in certain NASDAQ and S&P stocks.

ASSET MANAGEMENT

Asset Management posted third quarter net income of $135 million compared to a breakeven quarter a year ago. Last year's third quarter results were adversely impacted by losses that occurred in connection with an institutional leveraged emerging markets debt portfolio. This year's earnings benefited from continued growth in assets under management.

 . The Company had $415 billion of assets under management and administration at the end of the third quarter -- an increase of $62 billion, or 18 percent, over a year ago.

 . Retail assets increased $6 billion during the quarter and have increased $47 billion from a year ago to stand at $247 billion. Institutional assets increased $4 billion during the quarter and have increased $15 billion from a year ago to stand at $168 billion.

 . The Company's new MSDW International and Van Kampen Technology funds together raised nearly $700 million in assets during the quarter.

 . The Company also reached an agreement with Sanwa Bank to distribute MSDW asset management products and services to retail customers through Sanwa distribution channels in Japan.

 . The Private Equity group recognized third quarter investment gains of $41 million compared to $129 million a year ago.

CREDIT SERVICES

Credit Services net income increased by 10 percent to $202 million, compared to $184 million in the third quarter of 1998 -- largely reflecting the continued improvement in credit quality and record transaction volume.

 . Credit quality improved substantially from last year, with the consumer loan net charge-off rate falling to 5.29 percent from 6.56 percent. The over-30-day delinquency rate declined to 6.34 percent compared to 7.19 percent a year ago.

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 .  Transaction volume surged 24% to a record $18.3 billion driven by increased sales volume and balance transfers.

 . Managed consumer loans rose to $34.4 billion -- $2.8 billion higher than a year ago after adjusting for the sales of receivables associated with Prime Option, SPS and BRAVO.

 . Marketing and business development expenses increased 16 percent to $253 million primarily as a result of the continued promotion of Discover Platinum and a higher level of cardmember rewards due to increased transaction volume.

 . The Discover/ NOVUS Network enrolled 117,000 new merchant locations during the quarter -- a 10 percent increase from the third quarter enrollment a year ago.

 . In August, the Company announced the launch of its Morgan Stanley Dean Witter credit card in the United Kingdom.

The Company has repurchased approximately 20 million shares of its common stock since fiscal year end. The Company also announced that its Board of Directors declared a $.24 quarterly dividend per common share. The dividend is payable on October 29, 1999 to common shareholders of record on October 15, 1999.

Total capital at August 31, 1999 was $38.7 billion, including $15.8 billion of common and preferred shareholders' equity and preferred securities issued by subsidiaries. Book value per common share was $26.53, based on period end shares outstanding of 559,244,249.

Morgan Stanley Dean Witter & Co. is a global financial services firm and a market leader in securities, asset management and credit services. The Company has offices in New York, London, Tokyo, Hong Kong, and other principal financial centers around the world and has 464 securities branch offices throughout the United States.

Access this press release on-line @www.msdw.com


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                                     # # #
                            (See Attached Schedules)

This release may contain forward-looking statements. These statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company's future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1998 Annual Report to Shareholders and the Company's Quarterly Reports on Form 10-Q for fiscal 1999.